EXHIBIT 4.1(b)



                           LORAL CORPORATION

                                  and

                CONTINENTAL BANK, NATIONAL ASSOCIATION
                              as Trustee

                        ______________________

                     FIRST SUPPLEMENTAL INDENTURE

                        Dated as of May 1, 1994

                        ______________________

      Supplementing the Indenture Dated as of September 1, 1993

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          FIRST SUPPLEMENTAL INDENTURE, dated as of May 1, 1994,
between LORAL CORPORATION, a New York corporation (the
"Company"), and CONTINENTAL BANK, NATIONAL ASSOCIATION, as trustee (the "Trustee"). All capitalized terms used herein without definition shall have the meanings ascribed thereto in the Indenture (as defined below).

          WHEREAS, the Company and the Trustee executed and delivered the Indenture, dated as of September 1, 1993 (the "Indenture"), authorizing the issuance thereunder by the Company, and the authentication and delivery by the Trustee, of the Company's unsecured debentures, notes or other evidences of indebtedness in one or more series (the "Securities"); and

          WHEREAS, the Company has decided to amend certain definitions and covenants set forth in the Indenture; and

          WHEREAS, Section 8.1 of the Indenture authorizes the Company to amend or supplement any provision contained in the Indenture as the Company may deem necessary or desirable, provided that no such provisions shall adversely affect the interests of the Holders of the Securities or Coupons; and

          WHEREAS, as of the date hereof, no Securities have been issued or are outstanding under the Indenture.

          NOW, THEREFORE, in consideration of the foregoing, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of the respective Holders from time to time of the Securities, as follows:

          1.   Amendment to Section 1.1 of the Indenture.

          The definition of "Consolidated Net Tangible Assets" set forth in Section 1.1 of the Indenture is hereby amended by deleting the word "current" from clause (a) of said definition.

          2.   Amendment to Section 3.6 of the Indenture.

          Section 3.6 of the Indenture is hereby amended by inserting "$300,000,000" in lieu of "$200,000,000" in clause (1)
of the last sentence of said section.

          3.   Amendment to Section 3.7 of the Indenture.

          Section 3.7 of the Indenture is hereby amended by inserting "$300,000,000" in lieu of "$200,000,000" in clause (A)
of the last sentence of said section.

          4.   Governing Law.

          This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New
York without regard to principles of conflict of laws.

          5.   Duplicate Originals.

          This First Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.


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                           SIGNATURES

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.
                                   LORAL CORPORATION

                                   By _______________________
                                      Name:
                                      Title:
Attest:

___________________________
Name:
Title:
                                   CONTINENTAL BANK,
                                    NATIONAL ASSOCIATION, as Trustee

                                   By _______________________
                                      Name:
                                      Title:

Attest:

___________________________
Name:
Title: